Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

March 1, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that on February 28, 2016, Performance Share Awards (“PSAs”) granted to Persons Discharging Managerial Responsibilities (“PDMRs”) under Part B of the Shire Portfolio Share Plan (“PSP”) vested. The number of American Depositary Shares (“ADSs”) released on February 29, 2016, and the number sold were as follows:

PDMR	ADSs released(1)(2)(3)	ADSs sold(4)
Flemming Ornskov	34,626	10,815
Jeff Poulton	1,295	438
Mark Enyedy	268	101
Phil Vickers	866	287

(1)	In accordance with the rules of the PSP, upon vesting the PSAs were increased by an amount equivalent to the value of dividends paid by the Company in respect of the PSAs from the respective dates of grant to the date of vesting.

(2)	In respect of Dr. Ornskov, the number of ADSs released reflects the vesting of PSAs granted on February 28, 2013, which were subject to performance conditions measured over the period January 1, 2013, to December 31, 2015. Based on these conditions, 100% of the PSAs vested.

(3)	In respect of the remainder of the PDMRs, the number of ADSs released reflects the aggregate vesting of PSAs granted on an annual basis from February 28, 2013, to February 28, 2014, which vest in tranches over three-year periods.

(4)	ADSs were sold to satisfy personal tax liabilities. The sale of ADSs took place on the NASDAQ Global Select Market at an average price of $157.8438 per ADS.

One ADS is equal to three Ordinary Shares of 5 pence each in the Company. No amount was payable by the PDMRs upon vesting.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com